UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2016

OCCIDENTAL PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9210	95-4035997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 110 Houston, Texas		77046
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 215-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 28, 2016, Occidental Petroleum Corporation (“Occidental”) entered into an Underwriting Agreement with Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which Occidental agreed to issue and sell to the Underwriters $400,000,000 aggregate principal amount of its 2.600% senior notes due 2022 (the “2022 Notes”), $1,150,000,000 aggregate principal amount of its 3.400% senior notes due 2026 (the “2026 Notes”) and $1,200,000,000 aggregate principal amount of its 4.400% senior notes due 2046 (the “2046 Notes,” and together with the 2022 Notes and the 2026 Notes, the “Notes”). The public offering price was 99.950% of the principal amount in the case of the 2022 Notes, 99.772% of the principal amount in the case of the 2026 Notes and 99.224% of the principal amount in the case of the 2046 Notes. The estimated net proceeds from the offering of approximately $2.718 billion, after deducting underwriting discounts and estimated offering expenses, will be used to refinance Occidental’s $750 million in aggregate principal amount of 4.125% senior notes prior to or at maturity in June 2016 and Occidental’s $1.25 billion in aggregate principal amount of 1.750% senior notes prior to maturity in February 2017, and for general corporate purposes. The offering of the Notes is expected to close on April 4, 2016, subject to customary conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by Occidental and customary conditions to closing, indemnification obligations of Occidental and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

The Notes were offered pursuant to Occidental’s automatic shelf registration statement on Form S-3 (Registration No. 333-205047) under the Securities Act. Occidental has filed with the Securities and Exchange Commission a final prospectus supplement, dated March 28, 2016, together with an accompanying prospectus, dated June 18, 2015, relating to the offering and sale of the Notes. The Notes will be issued pursuant to an Indenture, dated August 18, 2011, between Occidental and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), as supplemented by an Officers’ Certificate, to be dated April 4, 2016, setting forth the specific terms applicable to the Notes.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated by reference herein.

In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with Occidental and its affiliates, for which they have received and in the future may receive compensation. Certain of the underwriters and/or their affiliates may own some of Occidental’s 4.125% Senior Notes due 2016 and/or Occidental’s 1.750% Senior Notes due 2017 and therefore may receive a portion of the net proceeds of the public offering. In addition, certain of the underwriters and/or their affiliates are lenders and/or agents under Occidental’s revolving credit facility, and BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of the trustee.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

1.1	Underwriting Agreement, dated March 28, 2016, among Occidental Petroleum Corporation and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION (Registrant)

April 1, 2016	By:	/s/ Jennifer M. Kirk
Jennifer M. Kirk
Vice President and Controller

EXHIBIT INDEX

1.1	Underwriting Agreement, dated March 28, 2016, among Occidental Petroleum Corporation and Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein.